Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased to $2.0 million, or by 25.4%, for the three-month period ended June 30, 2021 compared with the same period last year.
●	Record net income of $9.0 million for the twelve-month period ended June 30, 2021, which is a 62.6% increase compared with the same period last year.
●	A return on average equity of 13.36% and on return on average assets of 1.16% for the 2021 fiscal year.
●	Total loans increased by 4.3%, for the twelve-month period ended June 30, 2021, and non-performing loans to total loans remained low at 0.34% at June 30, 2021.
●	Total deposits increased by $93.5 million, or a 14.8%, for the twelve-month period ended June 30, 2021.

Minerva, Ohio— August 3, 2021 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.0 million for the fourth quarter of fiscal year 2021, an increase of $398 thousand, or 25.4%, from the same period last year. Earnings per share for the fourth quarter of fiscal year 2021 were $0.65 compared to $0.52 for the same period last year. Net income for the three months ended June 30, 2021 was positively impacted by a $282 thousand, or 4.4%, increase in net interest income, which was primarily the result of a reduction in the cost of funds from the same prior year period. In addition, the provision for loan losses for the three-month period ended June 30, 2021 declined by $815 thousand from the same prior year period since the prior year expense was elevated due to the uncertain economic conditions triggered by the COVID-19 pandemic.

“The strong quarter and record annual earnings announced today reflect significant asset growth and increases in all business segments and product lines.  The 12-month period results are particularly gratifying as they encompass the height of the pandemic and its associated economic and social impact. Over this period the bank originated over $265 million in commercial, residential, and consumer loans, funded 975 Small Business Administration Paycheck Protection Program (PPP) loans totaling $46.3 million, and increased deposits by $93.5 million, or 14.8%. Along with this growth, our partially remote staff integrated the January 2020 Peoples National Bank (Peoples) merger, opened a new branch in Green, Ohio, and planned the previously announced acquisition of two CFBank branch locations in Columbiana County, which closed as expected in July 2021,” said Ralph J. Lober II, President and Chief Executive Officer.  He continued with, “loan inquiries and applications are steady, and our commercial and residential mortgage pipelines remain strong as the economic recovery progresses amid continued low market interest rates. While asset quality has remained stable as stimulus programs have wound down, we continue to closely monitor the impact of the ongoing pandemic on our customers’ financial condition and banking habits,” he concluded.

Operating Results Overview

Net income increased to $2.0 million, or $0.65 per share, for the three months ended June 30, 2021 compared to $1.6 million, or $0.52 per share, for the same period in 2020.

Net interest income increased by $282 thousand, or 4.4%, for the three months ended June 30, 2021 compared to the same period last year, with interest income decreasing by $189 thousand and interest expense decreasing by $471 thousand. The net interest margin was 3.44% for the quarter ended June 30, 2021, 3.56% for the quarter ended March 31, 2021, and 3.83% for the quarter ended June 30, 2020. The decrease in interest income was primarily the result of a decline in the yield on average interest-earning assets to 3.60% for the quarter ended June 30, 2021 compared with 4.30% for the same prior year period. The decline in interest expense was the result of a reduction in deposit and borrowing costs as a result of lower market interest rates. The cost of funds decreased to 0.24% for the quarter ended June 30, 2021 from 0.68% for the same prior year period.

The provision for loan losses was $405 thousand for the three-month period ended June 30, 2021, compared with $1.2 million for the same period last year. The loan loss provision expense of $1.2 million recorded in the fourth quarter of fiscal year 2020 was primarily the result of the decline in economic conditions triggered by the COVID-19 pandemic. Net charge-offs of $10 thousand were recorded for the three-month period ended June 30, 2021.

Other income increased by $16 thousand for the three-month period ended June 30, 2021 compared to the same prior year period. Other income for the three-month period ended June 30, 2020 included a $124 thousand gain on sale of securities. For the three-month period ended June 30, 2021, debit card interchange income increased by $90 thousand, or 20.8%, and service charges on deposit accounts increased by $47 thousand, or 17.9%, from the same prior year period.

Other expenses increased by $612 thousand, or 13.7%, for the three-month period ended June 30, 2021 compared to the same prior year period. The increase in other expenses for the three-month period ended June 30, 2021 was primarily due to increases related to salaries, employee benefits, marketing and advertising.

Year-to-Date Operating Results Overview

Net income increased to $9.0 million, or $2.98 per share, for the twelve months ended June 30, 2021 compared to $5.5 million, or $1.92 per share, for the twelve months ended June 30, 2020.

Net interest income for the twelve-months ended June 30, 2021 increased by $5.1 million compared to the same period last year, with interest income increasing by $3.2 million and interest expense decreasing by $1.9 million. The increase in interest income was primarily the result of a $151.4 million increase in average interest-earning assets from the 2020 fiscal year. The increase in average interest-earning assets was primarily a result of PPP loans and organic loan growth and as a result of the merger with Peoples.

The net interest margin was 3.67% for the 2021 fiscal year and 3.72% for the 2020 fiscal year. Consumers’ yield on average interest-earning assets was 3.93% for the current fiscal year compared with 4.37% for the prior fiscal year. Consumers’ cost of funds decreased to 0.38% for the current fiscal year from 0.91% for the prior fiscal year. PPP loans had an average balance of $63.8 million for the twelve-month period ended June 30, 2021, with a total of $2.5 million of interest and fee income recognized during the twelve-month period ended June 30, 2021. As of June 30, 2021, there was a total of $2.4 million of unamortized net fees associated with the PPP loans which will be amortized into income over the life of the loans.

The provision for loan losses decreased by $1.1 million to $850 thousand for the twelve-month period ended June 30, 2021 compared with $2.0 million for the same prior year period. Net charge-offs of $57 thousand, or 0.01% of total loans, were recorded for the twelve-month period ended June 30, 2021.

Other income decreased by $237 thousand, or 5.0%, for the twelve-month period ended June 30, 2021 compared to the same prior year period. Other income for the twelve-month period ended June 30, 2020 includes $324 thousand of income recognized as a result of proceeds received from a bank owned life insurance policy claim and a $355 thousand gain on sale of securities. For the twelve-month period ended June 30, 2021, gains from the sale of mortgage loans increased by $210 thousand, or 38.7%, and debit card interchange income increased by $316 thousand, or 20.1%, from the same prior year period. These increases were partially offset by a decline of $130 thousand, or 9.6%, in service charges on deposit accounts primarily due to a decline in overdraft charges as many eligible individuals have received Economic Impact Payments and consumer spending habits have changed during the pandemic, resulting in fewer overdrafts.

Other expenses increased by $1,593 thousand, or 9.0%, for the twelve-month period ended June 30, 2021 compared to the same prior year period. The 2021 fiscal year includes a full year of expenses associated with the three new office locations and additional staff gained as a result of the merger with Peoples compared with only six months of these expense being included in the prior year period. In addition, incentive accruals and mortgage commissions also increased during the 2021 fiscal year.

Balance Sheet and Asset Quality Overview

Assets as of June 30, 2021 totaled $833.8 million, an increase of $93.0 million, or 12.6%, from June 30, 2020. From June 30, 2020, total loans increased by $23.6 million, or 4.3%, and total deposits increased by $93.5 million, or 14.8%.

Non-performing loans were $1.9 million as of June 30, 2021 and $1.2 million as of June 30, 2020. The allowance for loan and lease losses (ALLL) as a percent of total loans at June 30, 2021 was 1.14% and net charge-offs of $57 thousand were recorded for the twelve-month period ended June 30, 2021 compared with an ALLL to loans ratio of 1.05% at June 30, 2020 and net charge-offs of $90 thousand for the twelve-month period ended June 30, 2020.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. The COVID-19 pandemic is affecting us, our customers, employees, and third-party service providers, and the ultimate extent of the impact on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; unanticipated difficulties or expenditures relating to the merger; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; any failure to meet expected cost savings, synergies and other financial and strategic benefits in connection with the merger within anticipated time frames or at all; the response of customers, suppliers and business partners to the merger; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is, and the Risk Factors starting on page 16 of the registration statement on Form S-4/A filed with the SEC on September 4, 2019 related to the merger of Consumers/Peoples, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Twelve Month Periods Ended
Consolidated Statements of Income	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Total interest income	$7,016	$7,205	$28,483	$25,305
Total interest expense	321	792	1,900	3,821
Net interest income	6,695	6,413	26,583	21,484
Provision for loan losses	405	1,220	850	1,980
Other income	1,118	1,102	4,466	4,703
Other expenses	5,066	4,454	19,361	17,768
Income before income taxes	2,342	1,841	10,838	6,439
Income tax expense	378	275	1,850	912
Net income	$1,964	$1,566	$8,988	$5,527
Basic and diluted earnings per share	$0.65	$0.52	$2.98	$1.92

Consolidated Statements of Financial Condition	June 30, 2021	June 30, 2020
Assets
Cash and cash equivalents	$18,529	$9,659
Certificates of deposit in other financial institutions	5,825	11,635
Securities, available-for-sale	207,760	143,918
Securities, held-to-maturity	7,996	3,541
Equity securities, at fair value	424	—
Federal bank and other restricted stocks, at cost	2,472	2,472
Loans held for sale	1,457	3,507
Total loans	566,427	542,861
Less: allowance for loan losses	6,471	5,678
Net loans	559,956	537,183
Other assets	29,385	28,905
Total assets	$833,804	$740,820
Liabilities and Shareholders’ Equity
Deposits	$726,849	$633,355
Other interest-bearing liabilities	30,253	38,104
Other liabilities	6,802	6,121
Total liabilities	763,904	677,580
Shareholders’ equity	69,900	63,240
Total liabilities and shareholders’ equity	$833,804	$740,820

	At or For the Twelve-Month Periods Ended
Performance Ratios:	June 30, 2021	June 30, 2020
Return on Average Assets	1.16%	0.89%
Return on Average Equity	13.36	9.67
Average Equity to Average Assets	8.71	9.19
Net Interest Margin (Fully Tax Equivalent)	3.67	3.72

Market Data:
Book Value to Common Share	$23.08	$20.97
Dividends Paid per Common Share (YTD)	0.59	0.54
Period End Common Shares	3,028,100	3,015,578

Asset Quality:
Net Charge-offs to Total Loans	0.01%	0.02%
Non-performing Assets to Total Assets	0.23	0.17
ALLL to Total Loans	1.14	1.05